Exhibit 99.1

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS 2005 FOURTH QUARTER AND FULL YEAR RESULTS AND PROVIDES OUTLOOK FOR 2006

Select Highlights:

•                  Fourth quarter net revenues increased 25% year over year to $87.3 million

•                  Operating income for the quarter increased 33% to $12.9 million

•                  2005 net revenues increased 37% year over year to $281.1 million

•                  Operating income for the year increased 41% to $35.9 million

•                  Company raised net proceeds of $112.7 million in November 2005 IPO

•                  Cash and cash equivalents, net of debt, were $54.6 million as of December 31, 2005

•                  Company expects both net revenue and net income to grow 20 – 25% in 2006

Baltimore, MD (February 7, 2006) – Under Armour, Inc. (Nasdaq: UARM) today announced financial results for the fourth quarter and year ended December 31, 2005.

Fourth quarter net income increased 14% to $7.0 million from $6.2 million in the same period of 2004.  Diluted earnings per share was $0.08 compared to diluted earnings per share of $0.15 in the fourth quarter of the prior year.  Net income in 2005 increased 21% to $19.7 million from $16.3 million in the prior year.  Diluted earnings per share for 2005 was $0.36 compared to diluted earnings per share in 2004 of $0.39.

As detailed below, the comparability of earnings per diluted share is affected by the issuance in 2005 of 9.5 million shares of common stock in connection with the Company’s initial public offering and the use of a portion of the offering proceeds to redeem the Company’s outstanding preferred stock. A table at the end of this release captioned “Reconciliation of GAAP to Pro Forma EPS” contains the earnings per diluted share for both the quarter and the year ended December 31, 2005, including the impact of the items described below:

•                  Fourth quarter and full year diluted earnings per share in 2005 includes a one-time charge of $3.5 million associated with the redemption of the Company’s Series A preferred stock in connection with Under Armour’s initial public offering.  The impact of this charge on the fully diluted earnings per share for the fourth quarter and the full year of 2005 is $0.08 and $0.09, respectively.

•                  On November 18, 2005, the Company issued an additional 9.5 million shares in connection with its initial public offering, which had the impact of increasing the weighted average diluted shares outstanding by 4.4 million for the quarter and 1.1 million for the full year.

Since becoming a taxable corporation in 2002, Under Armour has benefited from certain state tax credits which reduced its provision for income taxes.  In 2005, the Company’s remaining tax credits were fully earned which resulted in an increased effective tax rate compared to 2004.  Fourth quarter net income includes a provision for income tax resulting in a 42.1% tax rate versus a 32.6% tax rate for the same period of 2004.  Full year net income includes a provision for income tax resulting in a 40.2% tax rate versus a 32.3% tax rate for the same period in 2004.

“Our fourth quarter sales and strong earnings performance topped off an outstanding and eventful year for Under Armour,” stated Kevin A. Plank, Chairman, CEO, and President of Under Armour, Inc.  “The demand for our performance apparel remains very strong and we are pleased that we have been able to grow our core men’s apparel business while successfully broadening the product offerings in our women’s and youth categories.”

Review of Fourth Quarter Operating Results

Net revenues, which consist of net sales and license revenue, increased 25% in the fourth quarter to $87.3 million compared to net revenues of $69.6 million in the same period of 2004. Fourth quarter net sales, which consist of Under Armour products sold globally other than through licensees, increased 24% to $84.4 million from $68.3 million in the same period of 2004.

Within net sales, the Company’s Men’s category sales increased 15% to $60.1 million for the quarter.  The growth in the Men’s category was primarily due to the introduction of new product offerings as well as sales growth in core products.  Women’s category sales rose 59% to $16.7 million for the quarter.  Fourth quarter Youth category sales grew 70% to $5.5 million.  Improved sales in Women’s and Youth reflect increases in new and existing product offerings along with door expansion.  Sales of Accessories declined 11% to $2.1 million in the fourth quarter.  The decline for the quarter is due to a shift of certain products to our licensees which were formerly sold within the Accessories category.

Reflecting strong results from existing licensing partnerships and the shift to licensees of certain products formerly in the Accessories category, license revenue increased 111% to $2.9 million from $1.4 million in the fourth quarter of 2004.

Gross margin for the quarter increased to 48.7% compared to 48.6% in last year’s fourth quarter.  Fourth quarter selling, general and administrative (SG&A) expenses were 34.0% of net revenues compared to 34.7% in the same period of the prior year.  The decrease resulted primarily from a shift in timing of marketing to the first half of 2005 to support a Women’s media campaign, partially offset by higher selling and payroll costs in support of the Company’s footwear and international initiatives, as well as increased costs associated with being a public company.  Operating income as a percentage of net revenues for the quarter increased to 14.7% compared to 13.9% in the same period of 2004.

“We are delighted with Under Armour’s strong top line growth,” stated Wayne Marino, Chief Financial Officer of Under Armour, Inc.  “This sales strength coupled with a very disciplined approach to running our business, enabled us to achieve strong operating margins for the quarter and full year while making important investments in the business.   Further, we continue to make significant improvements in managing inventory and we ended the year with a very solid balance sheet.  Taken together, this provides a sound foundation on which to further grow the business in 2006 and beyond.”

Review of Full Year Operating Results

Net revenues for the year increased 37% to $281.1 million from $205.2 million in 2004.  Net sales for the year increased 35% to $271.3 million from $200.9 million in the prior year.

Within net sales, the Company’s Men’s category sales increased 25% to $189.6 million for the year.  Women’s category sales rose 87% to $53.5 million for the year.  Full year Youth category sales grew 48% to $18.8 million.  Improved sales in Men’s, Women’s and Youth reflect the same factors that contributed to fourth quarter increases.  Sales of Accessories grew 25% to $9.4 million for the year.

Reflecting strong results from existing licensing partnerships, license revenue for the year increased 127% to $9.8 million from $4.3 million in 2004.

Gross margin in 2005 increased to 48.3% compared to 46.5% in the prior year.  The improvement reflects leverage on increased volume, improved sourcing, disciplined inventory management, and increased license revenue.  SG&A in 2005 increased to 35.6% of net revenues compared to 34.1% in the prior year.  The increase resulted from higher selling and payroll costs in support of the Company’s footwear and international initiatives, as well as increased costs associated with being a public company.  Operating income as a percentage of net revenues for 2005 increased to 12.7% compared to 12.4% in the prior year.

Balance Sheet Highlights

Inventory totaled $53.6 million at December 31, 2005 compared to $48.1 million at the end of 2004.  While net revenues increased 37% for the year, inventory increased only 12%, due in large part to initiatives implemented during the year to improve inventory management.  At the end of 2005, cash and cash equivalents were $63.0 million which includes a portion of the proceeds from the Company’s initial public offering.  Cash and cash equivalents, net of debt, were $54.6 million at December 31, 2005.

Recent Initial Public Offering

On November 18, 2005, Under Armour completed its initial public offering of 12,124,000 shares of Class A common stock at a price of $13.00 per share and the simultaneous close of the underwriters’ over-allotment to purchase an additional 1,818,600 shares of Class A common stock at the initial public offering price.  Of the total offering, Under Armour sold 9,500,000 shares of Class A common stock.  The remaining 4,442,600 shares of Class A common stock were sold by certain Under Armour stockholders.  Upon closing the offering, Under Armour received net proceeds, after deducting underwriting discounts and commissions and offering expenses, of approximately $112.7 million, of which $12.0 million was used to redeem the Company’s Series A preferred stock held by Rosewood Capital, a private equity firm, and $37.2 million was used to repay the Company’s senior secured credit facility.  The Company intends to use the remainder of the proceeds for general corporate purposes.

Outlook for 2006

Under Armour management is basing its outlook for 2006 on the following assumptions:

•                  Net revenue growth of 20% to 25%.

•                  Seasonality in the business during 2006 mirroring that which occurred in 2005.

•                  An increase in net income in the range of 20% to 25%.

•                  An effective tax rate of 41.5%.

•                  Fully diluted weighted average number of shares outstanding of approximately 50 million.

•                  Capital expenditures in the range of $15 million to $16 million.

Mr. Plank concluded, “We believe our results for 2005 reflect not only the overall strength of the Under Armour brand, but also our dedication to innovating the category of performance, evolving our product lines, and educating consumers by translating complex technology into a very simple marketing message.  Most impressive, we accomplished this while laying the groundwork for continued growth, marked by our investments in the business, our entrance into the European market, the ramp up for our launch of footwear, and the recruitment of several key members to our senior management team.  We look forward to bringing our business to new levels of success as Under Armour continues to grow.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, February 7th, at 8:30 a.m. EST.  This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event.  The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NASDAQ: UARM) is a leading developer, marketer and distributor of branded performance products for men, women and youth. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company is an official licensee of the National Hockey League and an official supplier to the U.S. Ski Team, USA Rugby, the National Lacrosse League, and Major League Lacrosse; and the Company’s products are worn by professional football, baseball, and soccer players, as well as athletes in major collegiate and Olympic sports. The Company’s products are currently sold in the United States, Canada, Japan and the United Kingdom. The Company’s global headquarters is located in Baltimore, MD.   For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter Ended and Year Ended December 31

(Amounts in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 12/31/05	% of Net Revenue	Quarter Ended 12/31/04	% of Net Revenue	Year Ended 12/31/05	% of Net Revenue	Year Ended 12/31/04	% of Net Revenue

Net revenue	$87,303	100.0%	$69,645	100.0%	$281,053	100.0%	$205,181	100.0%
Cost of goods sold	44,807	51.3%	35,828	51.4%	145,203	51.7%	109,748	53.5%
Gross profit	42,496	48.7%	33,817	48.6%	135,850	48.3%	95,433	46.5%
Operating Expenses:
Selling, general and administrative expenses	29,632	34.0%	24,149	34.7%	99,961	35.6%	70,053	34.1%
Income from operations	12,864	14.7%	9,668	13.9%	35,889	12.7%	25,380	12.4%
Other Expenses:
Interest expense, net	791	0.9%	534	0.8%	2,915	1.0%	1,284	0.6%
Income before income taxes	12,073	13.8%	9,134	13.1%	32,974	11.7%	24,096	11.8%
Provision for income taxes	5,079	5.8%	2,974	4.3%	13,255	4.7%	7,774	3.8%
Net income	6,994	8.0%	6,160	8.8%	19,719	7.0%	16,322	8.0%
Accretion of and cumulative preferred dividends on Series A Preferred Stock	3,511	4.0%	498	0.7%	5,307	1.9%	1,994	1.0%
Net income available to common shareholders	$3,483	4.0%	$5,662	8.1%	$14,412	5.1%	$14,328	7.0%
Basic earnings per share	$0.08		$0.16		$0.39		$0.41
Diluted earnings per share	$0.08		$0.15		$0.36		$0.39

Average basic shares	41,079		35,277		37,199		35,124
Average diluted shares	44,083		37,197		39,686		36,774

RECONCILIATION OF GAAP TO PRO FORMA DILUTED EPS

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004

Diluted EPS as reported	$0.08	$0.15	$0.36	$0.39

Impact of one-time dividend charge	$0.08	$—	$0.09	$—

Impact of Additional Shares		$(0.01)		$(0.01)
Pro Forma diluted EPS	$0.16	$0.14	$0.45	$0.38

Under Armour, Inc.

Quarter Ended and Year Ended December 31

(Amounts in thousands)

NET REVENUE BY PRODUCT CATEGORY

	Quarter Ended 12/31/05	Quarter Ended 12/31/04	% Change	Year Ended 12/31/05	Year Ended 12/31/04	% Change

Mens	$60,051	$52,134	15.2%	$189,596	$151,962	24.8%
Womens	16,730	10,555	58.5%	53,500	28,659	86.7%
Youth	5,543	3,261	70.0%	18,784	12,705	47.8%
Accessories	2,050	2,308	(11.2)%	9,409	7,548	24.7%
Net sales	84,374	68,258	23.6%	271,289	200,874	35.1%
Licensing revenue	2,929	1,387	111.2%	9,764	4,307	126.7%
Net revenue	$87,303	$69,645	25.4%	$281,053	$205,181	37.0%

NET REVENUE BY PRODUCT CATEGORY BY QUARTER

2005	1st	2nd	3rd	4th	Total

Mens	$39,842	$32,227	$57,476	$60,051	$189,596
Womens	9,893	8,810	18,067	16,730	53,500
Youth	3,204	3,254	6,783	5,543	18,784
Accessories	3,821	2,488	1,050	2,050	9,409
Net sales	56,760	46,779	83,376	84,374	271,289
Licensing revenue	1,427	2,178	3,230	2,929	9,764
Net revenue	$58,187	$48,957	$86,606	$87,303	$281,053

Under Armour, Inc.

Year Ended December 31

(Amounts in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	Year Ended 12/31/05	Year Ended 12/31/04
Assets
Cash and cash equivalents	$62,977	$1,085
Accounts receivable, net	53,132	38,506
Inventory	53,607	48,055
Other receivables and current assets	5,252	2,370
Deferred income taxes	6,822	6,447

Total current assets	181,790	96,463

Property and equipment, net	20,865	14,211
Other non-current assets	1,032	303

Total	$203,687	$110,977

Liabilities, Mandatorily Redeemable Securities and Stockholders’ Equity
Revolving credit facility	$—	$38,748
Accounts payable, accrued expenses and income taxes payable	43,864	37,428
Current maturities of long term debt	3,808	3,597

Total current liabilities	47,672	79,773

Long term debt, net of current maturities	4,583	2,788
Deferred income taxes	330	289
Other long term liabilities	272	198

Total liabilities	52,857	83,048

Mandatorily Redeemable Series A Preferred Stock	—	6,692

Stockholders’ equity	150,830	21,237

Total	$203,687	$110,977